                                                                      Exhibit 99


For Immediate Release                   For Further Information Contact
Wednesday, May 3, 2000                 Robert E. Phaneuf
                                       Vice President - Corporate Development
                                        (918) 592-0101


            VINTAGE PETROLEUM, INC. REPORTS FIRST QUARTER RESULTS:
                RECORD HIGH OIL AND GAS REVENUES AND CASH FLOW

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced substantially improved 2000 first quarter income of $42.7 million, or $0.67 per share. This compares to a loss of $18.1 million, or $0.34 per share, in the same quarter last year. First quarter 2000 income of $42.7 million represents an all-time high in quarterly income, if the net gains on asset sales in the fourth quarter of 1999 are excluded. A dramatically higher average price of oil and a significantly improved price of gas combined with higher production resulted in a 170 percent increase in oil and gas revenues, driving the improved income and record cash flow in this year's first quarter.

     Oil and gas production for the quarter rose 19 percent to 6.6 million equivalent barrels (BOE) from 5.6 million BOE in last year's period. Most of the increase is attributable to acquisitions made in Argentina, the U.S. and Ecuador net of asset sales in 1999, an improvement in Bolivia market takes and the return of certain domestic oil production temporarily shut-in during the first quarter 1999 due to the low price of oil at that time. During the first quarter of 1999, the company had production of approximately 350 thousand BOE voluntarily shut-in. Oil production during the first quarter of 2000 grew 26 percent to 4.8 million barrels, principally from acquisitions and fourth quarter 1999 U.S. exploitation and exploration activity, net of asset

                                     -More-
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sales in late 1999.  Increases in the company's production of natural gas were limited to three percent by the sale of properties contributing 14.3 million cubic feet (MMcf) of daily U.S. gas production at year-end 1999.

     The average prices received for gas and especially oil were substantially higher than prices received in the year-ago quarter. The average price of oil rose 160 percent, or $15.51 per barrel, to $25.18 a barrel in the quarter compared to the first quarter last year. The average price of gas grew by 41 percent to $2.18 per Mcf compared to $1.55 per Mcf in the same quarter last year.

     The combination of higher production and prices resulted in oil and gas sales rising to $144.5 million, nearly triple the $53.5 million in last year's quarter. The effect of higher production and prices also translated into substantially higher total revenues of $167.3 million compared to $66.0 million in the year-ago quarter.

     Lease operating costs (LOE) rose 47 percent to $35.0 million, or $5.27 per BOE, compared to $23.8 million, or $4.26 per BOE, in last year's first quarter. These increases were in line with company expectations and resulted from property acquisitions in the second half of 1999, the return of certain higher-cost U.S. production which was shut-in during the first quarter of last year due to the low oil price environment and increased well work in the current quarter which had been deferred during the low oil price period. As production increases to the company's target of 29.9 million BOE for the current year, LOE is targeted to decline to the level of $4.70 per BOE. General and administrative expense was $1.36 per BOE compared to $1.42 per BOE in the prior year's quarter. Exploration expense declined 61 percent to $2.3 million, principally a function of the reduction, compared with last year's quarter, in seismic and other

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geological and geophysical activities associated with preparations for drilling in Yemen. Oil and gas DD&A expense on a per BOE basis decreased 42 percent to $3.25 per BOE compared to a high $5.60 per BOE in last year's quarter, primarily as a result of the reversal of the adverse impact that the year-ago historically low oil price had on the reserve volumes used to calculate the amortization rate. Interest expense declined eight percent to $13.4 million in response to lower outstanding borrowings.

     Net income for the quarter just ended rose dramatically to $42.7 million, or $0.67 per share. This compares to the first quarter 1999 loss of $18.1 million, or $0.34 per share. Weighted average shares outstanding used to calculate per share income were 20 percent higher in the current period, primarily the result of the public sale of 9.2 million common shares to partially fund the purchase of the El Huemul property in 1999. Cash flow (before working capital changes) for the first quarter was $73.8 million compared to $8.6 million in the year-ago quarter.

Outlook and Update

Financial

     "We are pleased that at the end of the first quarter 2000, the company's net debt-to-book capitalization ratio was reduced to 52 percent from 57 percent at year-end 1999 and 73 percent in last year's first quarter. We are now within the range of our stated goal of lowering the net debt-to-book capitalization ratio to the low-to-mid 50s percent ratio by year-end," said S. Craig George, CEO. "Based on our outlook for the remainder of this year, Vintage could make a $250 million acquisition using a portion of the company's availability under its bank credit

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facility and still meet its target debt-to-book capitalization of the low-to-mid
50s percent ratio by year-end. If the company is not successful at making an acquisition this year, then the debt-to-book capitalization ratio could decline to the low-to-mid 40s percent range," added Mr. George.

     Excess cash flow over $23.7 million of first quarter capital expenditures was applied to reduce debt to $519 million at the end of the quarter. As a result, the unused availability under the company's bank credit facility as of the end of the first quarter was increased to approximately $400 million.

Exploration and Exploitation Update

     The first of three exploration wells on the S-1 Damis Block in the Republic of Yemen, the An Naeem #1, has been drilled and cased through the targeted Alif zone. Initial testing of the principal formation remains underway to determine the existence of oil in commercial quantities. Results of testing the Alif are anticipated within a week.

     Subsequent to testing the An Naeem #1, the drilling rig will be moved to a second prospect, the Harmel #1, to test a separate independent Alif prospect which, like the An Naeem, was identified through the interpretation of recently acquired 3-D seismic. The location of the Harmel exploratory well is approximately five miles southwest of the An Naeem well. Depending upon the results of the An Naeem and Harmel wells, the third well of the initial program will be drilled either on the Fordus prospect or on a prospect that is an offset to the An Nageyah well drilled by Shell in the early 1990's which showed apparent pay in the sub-salt Lam formation.

     In Bolivia, activity is underway to move a rig to the location of the Naranjillos NJL X-111 exploration well to test the deep Devonian Huamampampa and Santa Rosa

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formations at a projected target depth of approximately 20,000 feet (6,100 meters). The well is also targeted to test the lower Iquiri in a down-dip position that has the potential to extend the known limits of the field. This well is expected to spud in early May with target depth estimated to be reached in the fourth quarter of this year. A second drilling rig has been contracted to drill and test the NJL X-118 exploratory well, a separate Huamampampa and
Santa Rosa prospect.   The X-118 well is anticipated to commence drilling late
in the second quarter with target depth expected before year-end 2000. The company continues to seek and negotiate access to alternative markets to the Bolivia-to-Brazil pipeline for a portion of its undedicated reserves and production due to the slower than anticipated growth in natural gas demand in Brazil. In Ecuador, the company plans to spud its Rio Cotapino exploratory prospect on Block 19 in the third quarter of this year. "The potential for significant impact to our reserve base from exploration is greater this year than at any time in the company's history," added Mr. George.

     Exploration and exploitation activity is expected to grow in the U.S. during the second quarter. Exploration activity, begun earlier in the year in the Stagecoach and Galveston Bay areas, is expected to expand during the quarter. Additional exploratory wells are anticipated to spud in the Cedar Point and El Sauz prospect areas. The State Tract 46 exploratory well, in the shallow waters of Galveston Bay, Texas, logged 66 feet of net potential Vicksburg pay and is currently in the process of being completed. In the South Pass 24 field in Plaquemines Parish, Louisiana, one well has been drilled to date, with another currently being completed and up to four more scheduled to be drilled. Net daily production from the initial well is currently 4.7 MMcf. Similarly, increased development drilling is anticipated at the company's Luling field, and Main Pass area of south central Texas and the Louisiana Gulf Coast. In order to help achieve

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the company's plan to drill 45 development wells on its Argentina properties this year, a second drilling rig was brought under contract in April.

Forward Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production and costs, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

                                -Tables follow-

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                                                     Three Months Ended
                                                                                          March 31,
                                                                           ------------------------------------
                                                                                2000                  1999
                                                                           ---------------      ---------------
REVENUES:
  Oil and gas sales                                                               $144,455             $ 53,494
  Gas marketing                                                                     18,462               10,318
  Oil and gas gathering and processing                                               3,418                1,580
  Other income                                                                         987                  612
                                                                           ---------------      ---------------
                                                                                   167,322               66,004
                                                                           ---------------      ---------------

COSTS AND EXPENSES:
  Lease operating, including production taxes                                       35,000               23,847
  Exploratory expenses                                                               2,304                5,887
  Gas marketing                                                                     17,527                9,794
  Oil and gas gathering and processing                                               2,668                1,194
  General and administrative                                                         9,003                7,933
  Depreciation, depletion, and amortization                                         22,505               32,205
  Interest                                                                          13,415               14,560
                                                                           ---------------      ---------------
                                                                                   102,422               95,420
                                                                           ---------------      ---------------

     Income (loss) before income taxes                                              64,900              (29,416)

PROVISION (BENEFIT) FOR INCOME TAXES:
  Current                                                                           15,926                   28
  Deferred                                                                           6,297              (11,323)
                                                                           ---------------      ---------------
NET INCOME (LOSS)                                                                 $ 42,677             $(18,121)
                                                                           ===============      ===============

EARNINGS (LOSS) PER SHARE:
  Basic                                                                               $.68                $(.34)
                                                                           ===============      ===============
  Diluted                                                                             $.67                $(.34)
                                                                           ===============      ===============

Weighted average common shares outstanding:
  Basic                                                                             62,412               53,107
                                                                           ===============      ===============
  Diluted                                                                           63,788               53,107
                                                                           ===============      ===============

                                -Table follows-

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------

                          SUMMARY BALANCE SHEET DATA
                          --------------------------
                                (In thousands)
                                  (Unaudited)

                                                                           March 31,              December 31,
                                                                             2000                     1999
                                                                    ---------------------     -------------------
Total current assets                                                           $  114,935              $  154,491
Property, plant and equipment, net                                                970,691                 971,352
Total assets                                                                    1,129,005               1,168,134

Total current liabilities                                                         113,372                  93,902
Long-term debt                                                                    519,246                 625,318
Stockholders' equity                                                              470,818                 431,129

                            SUMMARY OPERATING DATA
                            ----------------------
                                  (Unaudited)

                                                                             Three Months Ended
                                                                                  March 31,
                                                                    -----------------------------------
                                                                        2000                  1999
                                                                    -------------         -------------
Production:
  Oil (MBbls) -
     U.S.                                                                   2,223                 2,105
     Argentina                                                              2,218                 1,551
     Ecuador                                                                  305                   118
     Bolivia                                                                   19                    13
     Total                                                                  4,765                 3,787

  Gas (MMcf) -
     U.S.                                                                   8,642                10,131
     Argentina                                                              1,483                    70
     Bolivia                                                                1,126                   683
     Total                                                                 11,251                10,884

  Total MBOE                                                                6,640                 5,601

Average price:
  Oil (per Bbl) -
     U.S.                                                                 $ 24.32  (a)          $ 10.07
     Argentina                                                              26.31                  9.41
     Ecuador                                                                22.86                  6.10
     Bolivia                                                                29.85                  8.60
     Total                                                                  25.18  (a)             9.67

  Gas (per Mcf) -
     U.S.                                                                 $  2.36               $  1.62
     Argentina                                                               1.90                   .97
     Bolivia                                                                 1.15                   .51
     Total                                                                   2.18                  1.55

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(a)   The impact of oil hedges reduced the Company's U.S. and total average oil prices per Bbl for the three months ended March 31, 2000 by $1.18 and $.55, respectively.